Moody POS AM

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-150612 on Form S-11 of our report dated March 31, 2011, relating to the consolidated financial statements of Moody National REIT I, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Moody National REIT I, Inc. for the year ended December 31, 2010 , and to the reference to us, under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C

Houston, Texas
July 26, 2011